Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Watts Water Technologies, Inc.:

We consent to the use of our reports dated February 27, 2013 with respect to the consolidated balance sheets of Watts Water Technologies, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/KPMG LLP

Boston, Massachusetts
May 17, 2013